INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as restated March 1, 2011) (the “K-Plan”), is hereby further amended, effective January 1, 2012, unless otherwise indicated, as follows:

1.	By replacing the definition of “Committee” in Article I of the Plan with the following:

Committee – The MDU Resources Group, Inc. Employee Benefits Committee appointed to administer the Plan pursuant to Article IV.

Explanation: This amendment clarifies the definition of Committee to remove the word Administrative to reflect the correct name for the Committee.

2.	By replacing the definition of “Disability” in Article I of the Plan with the following:

Disability – A physical or mental condition of an Eligible Employee which results in permanent and total disability as defined by the Social Security Administration.

Explanation: This amendment clarifies the definition of Disability to be consistent for all Participating Affiliates and removes reference to the MDU Resources Group, Inc. or Affiliate long-term disability plans.

3.	By replacing Section 3.5 Special Limitations on Savings Contributions, (i) in its entirety with the following:

(i)
All employees who are eligible to make savings contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code, effective for contributions made after December 31, 2001. Such catch-up contributions shall not be taken into account for purposes of implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable by reason of the making of such catch-up contributions. Pre-tax deferrals are matched up to the maximum 401(k) deferral for the Plan Year, including excess deferrals that are reclassified as catch-up contributions.

Explanation: This amendment clarifies that excess deferrals reclassified as catch-up are included for purposes of matching contributions, up to the current Plan Year deferral limit.

4.	By replacing Section 3.8 Rollover Contributions, in its entirety, with the following:

Rollover Contributions. At the direction of the Committee, and in accordance with such uniform rules as the Committee may from time to time establish, rollovers described in Section 402(c) of the Code, rollovers from an annuity contract described in Section 403(b) of the Code, rollovers from an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that is not tax-exempt, and rollovers from an Eligible Employee under another plan which meets the requirements of Section 401(a) of the Code, including after-tax employee contributions, may be received by the Trustee and will be credited to an Account established in the name of the Eligible Employee. Any rollover contribution made in accordance with the preceding sentence must be made in cash; rollover contributions of property other than cash will not be accepted. Any amount received by the Trustee for an Eligible Employee in accordance with this Section 3.8 shall be adjusted during each accounting period for their pro rata share of any change in the value of the Investment Funds. Eligible Employees shall be fully vested in their Rollover Account. Loans from a terminated plan of an acquired company may be accepted.

Explanation: This amendment clarifies that loans from a terminated plan of an acquired company may be accepted.

5.	By replacing Section 6.1 Named Fiduciaries, in its entirety, with the following:

Named Fiduciaries. The Plan shall be administered by the Committee consisting of the Chief Financial Officer of the Company, and between four to ten other individuals appointed by the Chief Executive Officer of the Company who are employed by the Company.

The Committee shall be the “plan administrator” under Section 3(16)(A) of the Employment Retirement Income Security Act of 1974 (ERISA), and shall have all of the powers, rights and duties necessary or advisable in order to fully perform the applicable responsibilities imposed by ERISA upon plan administrators, including the authority to delegate or allocate any of those powers in writing in a prudent and reasonable manner consistent with ERISA. The Committee and the Trustee shall each be a “named fiduciary” under ERISA. The Company agrees to maintain adequate fiduciary liabilities insurance with respect to the Committee and any member or delegate thereof by reason of any act or failure to act on behalf of the Plan or Participants in carrying out the fiduciary obligations.

Explanation: This amendment updates the Named Fiduciaries as outlined in a previously approved Board Resolution.

6.	By replacing Section 6.6 Beneficiary Designations, in its entirety, with the following:

Beneficiary Designations. A Participant shall designate a beneficiary or multiple or contingent beneficiaries to whom distribution of the Participant’s interest in the Plan shall be made in the event of death prior to the full receipt thereof; provided, however, that in the event the Participant is married on the date of death, such beneficiary shall be deemed to be the Participant’s surviving spouse. The Participant may elect to change or revoke a designated beneficiary at any time; provided, however, that in the event prior to such change or revocation such beneficiary is the Participant’s surviving spouse, such election shall not be effective unless such surviving spouse provides written consent which acknowledges the effect of such election and is witnessed by a Plan representative or a notary public. The affirmative designation of any beneficiary and any elected change or revocation thereof by a Participant shall be made on forms provided by the Committee and shall not in any event be effective unless and until filed with the Committee. If no designated or deemed beneficiary survives the Participant or former Participant, or if any unmarried Participant or former Participant fails to designate a beneficiary under the Plan, the amount payable upon the death of the Participant or former Participant shall be paid to the Participant’s estate.

Explanation: This amendment clarifies that if the Participant is married, the beneficiary is the surviving spouse, regardless of how long the Participant was married.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 19th day of December, 2012.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman